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LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

September 29, 2009

Securities and Exchange Commission
Washington, D.C. 20549

RE: Osler Incorporated

We have read the statements that we understand Osler Incorporated included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

LBB + Associates Ltd., LLP

LBB & ASSOCIATES LTD., LLP

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